SCHEDULE II

                                     SERIES

                     First Investors Mid-Cap Opportunities Fund
                     First Investors Utilities Income Fund
                     First Investors Growth & Income Fund
                     First Investors Focused Equity Fund
                     First Investors All-Cap Growth Fund